Exhibit 21.1

Subsidiaries of the Registrant

1.	Galena State Bank & Trust, an Illinois state bank with its main office located in Galena, Illinois

2.	Dubuque Bank and Trust Company, an Iowa state bank with its main office located in Dubuque, Iowa

2 a.	DB&T Insurance, Inc.

2 b.	DB&T Community Development Corp.

3.	Keokuk Bancshares, Inc.

4.	First Community Bank, an Iowa state bank with its main office located in Keokuk, Iowa

5.	Riverside Community Bank, an Illinois state bank with its main office located in Rockford, Illinois

6.	Citizens Finance Co.

7.	Wisconsin Community Bank, a Wisconsin state bank with its main office located in Madison, Wisconsin

8.	New Mexico Bank & Trust, a New Mexico state bank with its main office located in Albuquerque, New Mexico

9.	Arizona Bank & Trust, an Arizona state bank with its main office located in Phoenix, Arizona

10.	Rocky Mountain Bank, a Montana state bank with its main office located in Billings, Montana

11 .	Summit Bank & Trust, a Colorado state bank with its main office located in Broomfield, Colorado

12	HTLF Capital Corp.

13.	Heartland Financial Statutory Trust III

14.	Heartland Financial Statutory Trust IV

15.	Heartland Financial Statutory Trust V

16.	Heartland Financial Statutory Trust VI

17.	Heartland Financial Statutory Trust VII

18.	Rocky Mountain Statutory Trust I

19.	Heartland Community Development, Inc.